EXHIBIT 5.1

OPINION AND CONSENT OF GREENBERG TRAURIG LLP
March 20, 2008

Acacia Research Corporation
500 Newport Center Drive
Newport Beach, California 92660

Re:  Acacia Research Corporation Registration Statement on Form S-8

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 to be filed by Acacia Research Corporation (the "Company") with the Securities and Exchange Commission (the "Commission") on or about the date of this opinion (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended (the "Securities Act"), of an additional (i) 500,000 shares of Acacia Research – Acacia Technologies Common Stock reserved for future issuance under the 2002 Acacia Technologies Stock Incentive Plan and (ii)  602,050 shares  of Acacia Research – Acacia Technologies Common Stock reserved for future issuance under the 2007 Acacia Technologies Stock Incentive Plan, (together, the "Plans”).  All of such shares are collectively referred to herein as the "Shares."

This opinion is being furnished in accordance with the requirements of Item 8 of Form S-8 and Item 601(b)(5)(i) of Regulation S-K.

For purposes of this opinion, we have examined such corporate records, other documents and questions of law as we have considered necessary or appropriate for the purpose of this opinion.  In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, photostatic or conformed copies, and the authenticity of originals of all such latter documents.  We have also assumed the due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness thereof.

Based upon the foregoing and all other instruments, documents and matters examined for the rendering of this opinion, it is our opinion that, subject to the effectiveness of the Registration Statement filed with the SEC, when issued and sold in the manner referred to in the Plans and the Registration Statement and pursuant to the agreements which accompany each of the Plans, the Shares issued and sold thereby will be legally and validly issued, fully paid and non-assessable.

We express no opinion as to the applicability or effect of any laws, orders or judgments of any state or jurisdiction other than federal securities laws and the general corporate laws of the State of Delaware and the State of California.  Furthermore, our opinion is based solely upon existing laws, rules and regulations, and we undertake no obligation to advise you of any changes that may be brought to our attention after the date hereof.

We consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement.  In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, the rules and regulations of the Securities and Exchange Commission promulgated thereunder, or Item 509 of Regulation S-K.

It is understood that this opinion is to be used only in connection with the offer and sale of the securities while the Registration Statement is in effect.

Very truly yours,

/s/ GREENBERG TRAURIG, LLP

GREENBERG TRAURIG, LLP